Exhibit 99.1
VNUS Medical Technologies Announces Changes in Executive Management
SAN JOSE, Calif. – April 3, 2007 – VNUS® Medical Technologies, Inc. (Nasdaq: VNUS), a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, today announced the departure of Scott H. Cramer, Senior Vice President of U.S. Sales, to pursue other business opportunities, effective April 6, 2007. In addition, VNUS announced the appointment of Mark S. Saxton to Vice President, U.S. Sales, and William A. Franklin to Vice President, Regulatory Affairs and Quality Assurance, effective April 2, 2007.
Mr. Saxton has over six years U.S. sales experience with VNUS. He joined VNUS in March 2001 as a Territory Sales Manager, and has served in positions of increasing responsibility within the U.S. sales organization. Since July 2005, he has served as Director of U.S. Sales. From 1999 to March 2001, Mr. Saxton served as a sales trainer and sales representative at InnerDyne Medical, Inc., a medical device company. From 1993 to 1999, Mr. Saxton held various sales positions at PMT Corporation, Plastic Surgery Division, a medical device company, including National Sales Manager. Mr. Saxton holds a B.A. in business administration from Western Michigan University.
Mr. Franklin has over 30 years experience in the quality and regulatory areas, and in manufacturing operations. Most recently, from April 2004 until December 2006, Mr. Franklin served as Vice President, Operations of IsoTis OrthoBiologics, Inc., a manufacturer of bone graft substitute materials. From August 2002 to April 2004, Mr. Franklin was a consultant to medical device companies in the quality and regulatory areas. From 2001 to August 2002, Mr. Franklin served as Vice President, Manufacturing, Quality and Regulatory Affairs at Artecel Sciences, Inc., a biotechnology company. From 1994 to 2000, Mr. Franklin served as Vice President, Operations, and from 1992 to 1994 as Vice President Quality Assurance and Regulatory Affairs, at Interpore Cross International, Inc., a medical device company. Mr. Franklin holds a B.S. in microbiology from California State University at Long Beach.
VNUS President and Chief Executive Officer, Brian E. Farley, stated, “We want to thank Scott Cramer for his contributions to VNUS and we wish him the best in his future endeavors. We are delighted to promote Mark Saxton to the position of Vice President of U.S. Sales. Having been with VNUS in various sales positions of increasing responsibility over the past six years, most recently as Director of U.S. Sales, Mark has a proven track record, and we believe he will build on this experience to provide effective leadership for the U.S. sales organization. In addition, we are very pleased to welcome Bill Franklin to VNUS. With over 25 years of experience in an executive management role, Bill provides senior leadership to our growing regulatory and quality organization. The VNUS executive team and staff look forward to working with both Mark and Bill.”
ABOUT VNUS MEDICAL TECHNOLOGIES, INC.
VNUS is a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, including venous reflux, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the VNUS Closure® system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.
CONTACT:
Brian Farley
President and Chief Executive Officer
Phone: 408-360-7499
ir@vnus.com